BYLAWS OF

CITIZENS FINANCIAL SERVICES, INC.

These Bylaws are supplemental to the Pennsylvania Business Corporation Law and other applicable provisions of law, as the same shall from time to time be in effect.

ARTICLE I.  MEETINGS OF SHAREHOLDERS.

Section 101.       Place of Meetings. All meetings of the shareholders shall be held at such place or places, within or without the Commonwealth of Pennsylvania, as shall be determined by the Board of Directors from time to time.

Section 102.       Annual Meetings.  The annual meeting of the shareholders for the election of Directors and the transaction of such other business as may properly come before the meeting shall be held at such date or hour as may be fixed by the Board of Directors.

Section 103.       Special Meetings.  Special meetings of the shareholders may be called at any time by the Board of Directors, or by any three or more shareholders owning, in the aggregate, not less than twenty-five percent of the stock of the Corporation.

Section 104.       Conduct of Shareholders' Meetings.  The Board of Directors shall appoint an officer to preside at all shareholders' meetings.  The officer presiding over the shareholders' meeting may establish such rules and regulations for the conduct of the meeting as he/she may deem to be reasonably necessary or desirable for the orderly and expeditious conduct of the meeting.  Unless the officer presiding over the shareholders' meeting otherwise requires, shareholders need not vote by ballot on any question.

Section 105.      New Business.  Proposals for any new business to be taken up at any annual meeting of shareholders may be made by any shareholder of the Corporation entitled to vote generally in the election of directors.  In order for a shareholder of the Corporation to make any such proposals, he or she shall give notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the secretary of the Corporation not less than 90 days nor more than 120 days prior to any such meeting; provided, however, that if less than 100 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders or such public disclosure was made.

Each such notice given by a shareholder to the Secretary with respect to business proposals to bring before a meeting shall set forth in writing as to each matter: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business; (c) the ownership interests such shareholder has in the Corporation, including the class and number of shares of the Corporation which are beneficially owned by such shareholder, and any hedges, economic incentives or other ownership positions in the Corporation’s securities; and (d) any material interest of the shareholder in such business.

Any shareholder proposal not made in accordance with this Section shall be disregarded by the Chairman of the meeting, and votes cast for each such proposal shall be disregarded by the judges of election.

The various requirements set forth in this Section 105 shall apply to all shareholder proposals, without regard to whether such proposals are required to be included in the Corporation’s proxy statement or form of proxy.

ARTICLE II.  DIRECTORS AND BOARD MEETINGS.

Section 201.       Management by Board of Directors.  The business and affairs of the Corporation shall be managed by its Board of Directors.  The Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, regulation, the Articles of Incorporation or these Bylaws directed or required to be exercised or done by the  shareholders.

Section 202.       Nomination for Directors.  Any shareholder who intends to nominate or to cause to have nominated any candidate for election to the Board of Directors (other than any candidate proposed by the Corporation's then existing Board of Directors) shall so notify the Secretary of the Corporation in writing not less than 90 days nor more than 120 days prior to the date of any meeting of shareholders called for the election of directors; provided, however, that if less than 100 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders or such public disclosure was made.  Each such notice given by a shareholder with respect to nominations for election of directors shall set forth (a) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (b) the principal occupation or employment of each such nominee, (c) the number of shares of stock of the Corporation which are beneficially owned by each such nominee, (d) such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (e) as to the shareholder giving such notice (i) his name and address as they appear on the Corporation’s books and (ii) the ownership interests such shareholder has in the Corporation, including the class and number of shares of the Corporation which are beneficially owned by such shareholder, and any hedges, economic incentives or other ownership positions in the Corporation’s securities.  In addition, the shareholder making such nomination shall promptly provide any other information reasonably requested by the Corporation.

Any nomination for director not made in accordance with this Section shall be disregarded by the Chairman of the meeting, and votes cast for each such nominee shall be disregarded by the judges of election.  In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with this Section, the nomination shall be honored and all votes cast for such nominee shall be counted.

The various requirements set forth in this Section 202 shall apply to all shareholder nominations, without regard to whether such nominations are required to be included in the Corporation’s proxy statement or form of proxy.

Section 203.       Directors Must Be Shareholders.  Every Director must be a shareholder of the Corporation and shall own in his/her own right the number of shares (if any) required by law in order to qualify as such Director.  Any Director shall forthwith cease to be a Director when he/she no longer holds such shares, which fact shall be reported to the Board of Directors by the Secretary, whereupon the Board of Directors shall declare the seat of such Directors vacated.

Section 204.       Resignations.  Any Director may resign at any time.  Such resignation shall be in writing, but the acceptance thereof shall not be necessary to make it effective.

Section 205.       Compensation of Directors.  No Director shall be entitled to any salary as such; but the Board of Directors may fix, from time to time, a reasonable annual fee for acting as a Director and a reasonable fee to be paid each Director for his/her services in attending meetings of the Board and meetings of committees appointed by the Board.  The Corporation may reimburse Directors for expenses related to their duties as a member of the Board.

Section 206.       Organizational Meeting.  The Directors elected shall meet at the main office of the Corporation for the purpose of organizing the new Board and electing and appointing Officers of the Corporation for the succeeding year.  Such meeting shall be held on the day of election or as soon as practicable thereafter and in any event within thirty days thereof.  A quorum of Directors elected must be present at such meeting.

Section 207.       Regular Meetings.  Regular meetings of the Board of Directors shall be held on such day, at such hour, and at such place, consistent with applicable law, as the Board shall, from time to time, designate or as may be designated in any notice from the Secretary calling the meeting.  The Board of Directors shall meet for reorganization at the first regular meeting following the annual meeting of shareholders at which the Directors are elected.  Notice need not be given of regular meetings of the Board of Directors which are held at the time and place designated by the Board of Directors.  If a regular meeting is not to be held at the time and place designated by the Board of Directors, notice of such meeting, which need not specify the business to be transacted thereat and which may be either verbal or in writing, shall be given by the Secretary to each member of the Board at least twenty-four (24) hours before the time of the meeting.  A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business.  If at the time fixed for the meeting, including the meeting to organize the new Board following the annual meeting of shareholders, a quorum is not present, the directors in attendance may adjourn the meeting from time to time until a quorum is obtained.

Except as otherwise provided herein, a majority of those directors present and voting at any meeting of the Board of Directors, shall decide each matter considered.  A director cannot vote by proxy, or otherwise act by proxy at a meeting of the Board of Directors.

Section 208.       Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or at the request of three (3) or more members of the Board of Directors.  A special meeting of the Board of Directors shall be deemed to be any meeting other than the regular meeting of the Board of Directors.  Notice of the time and place of every special meeting, which need not specify the business to be transacted thereat and which may be either verbal or in writing, shall be given by the Secretary to each member of the Board at least twenty-four (24) hours before the time of such meeting excepting the Organization Meeting following the election of Directors.

Section 209.      Chairman of the Board.  The Board of Directors shall appoint one of its members to be a Chairman of the Board to serve at the pleasure of the Board.  He shall preside at all meetings of the Board of Directors.  The Chairman of the Board shall supervise the carrying out of the policies adopted or approved by the Board.  He shall have general executive powers, as well as  the specific powers conferred by these Bylaws.  He shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors.

Section 210.       Vice Chairmen of the Board.  The Board of Directors may elect one (1) or more Vice Chairmen of the Board as the Board of Directors may, from time to time, deem advisable.  The Vice Chairmen of the Board shall have such duties as are prescribed by the Board of Directors or the Chairman of the Board.

Section 211.       Reports and Records.  The reports of Officers and Committees and the records of the proceedings of all Committees shall be filed with the Secretary of the Corporation and presented to the Board of Directors, if practicable, at its next regular meeting.  The Board of Directors shall keep complete records of its proceedings in a minute book kept for that purpose.  The minutes of each meeting shall be signed by the Secretary or other Officer appointed to act as Secretary of the meeting.  When a Director shall request it, the vote of each Director upon a particular question shall be recorded in the minutes.

Section 212.       Vacancies.  Any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled by the Board of Directors.  The Board of Directors shall specify the class in which a director so elected shall serve.  Any director elected by the Board of Directors shall hold office only until the next annual meeting of the shareholders and until his successor shall have been elected and qualified, notwithstanding that the term of office of the other directors in the class of which he is a member does not expire at the time of such meeting.  His successor shall be elected by the shareholders to a term of office which shall expire at the same time as the term of office of the other directors in the class to which he is elected.

Section 213.       Qualifications.  A person is not qualified to serve as Director if he or she: (a) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (b) is a person against whom a banking agency has issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (c) has been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

No person may serve on the Board of Directors and at the same time be a director or officer of another co-operative bank, credit union, savings bank, savings and loan association, trust company, bank holding company or banking association (in each case whether chartered by a state, the federal government or any other jurisdiction) that engages in business activities in the same market area as the Corporation or any of its subsidiaries.

ARTICLE III.  COMMITTEES.

Section 301.       Committees.  The following two (2) Committees of the Board of Directors shall be established by the Board of Directors:  Executive Committee and Audit Committee.

Section 302.       Executive Committee.  The Executive Committee shall consist of the Chairman of the Board, the Vice Chairman of the Board, the President, and no less than two (2) other directors.  A majority of the members of the Executive Committee shall constitute a quorum, and actions of a majority of those present at a meeting at which a quorum is present shall be actions of the Committee.  Meetings of the Committee may be called at any time by the Chairman or Secretary of the Committee.  The Executive Committee shall have and exercise the authority of the Board of Directors in the management of the business of the Corporation between the dates of regular meetings of the Board.

Section 303.       Audit Committee.  The Audit Committee shall consist of one (1) or more Directors, none of whom shall be Officers of the Corporation.  Meetings of the Committee may be called at any time by the Chairman or Secretary of the Committee.  A majority of the members of the Committee shall constitute a quorum, and actions of a majority of those present at a meeting at which a quorum is present shall be actions of the Committee.  The Committee shall supervise the audit of the books of the Corporation and recommend for approval by the Board the services of a reputable Certified Public Accounting firm to examine the affairs of the Corporation.

Section 304.       Other Committees.  The Board of Directors may appoint, from time to time, from its own members, other committees of one or more persons, for such purposes and with such powers as the Board may determine.

ARTICLE IV.  OFFICERS.

Section 401.       Officers.  The Officers of the Corporation shall be a President, one (1) or more Vice Presidents, a Secretary, a Treasurer, and such other Officers and Assistant Officers as the Board of Directors may, from time to time, deem advisable.  Except for the President, Secretary, and Treasurer, the Board may refrain from filling any of the said offices at any time and from time to time.  The same individual may hold any two (2) or more offices except both the offices of President and Treasurer.  All Officers shall be elected by the Board of Directors at the time, in the manner and for such terms as the Board of Directors shall determine from time to time.  Any Officer may be removed at any time, with or without cause, and regardless of the term for which such Officer was elected.  Each Officer shall hold his office for the current year for which he was elected or appointed by the Board, unless he shall resign, becomes disqualified, or be removed at the pleasure of the Board of Directors.

Section 402.       President.  The President shall have general supervision of all of the departments and business of the Corporation and shall prescribe the duties of the other Officers and Employees and see to the proper performance thereof.  The President shall be responsible for having all orders and resolutions of the Board of Directors carried into effect.  The President shall execute on behalf of the Corporation and may affix or cause to be affixed a seal to all authorized documents and instruments requiring such execution, except to the extent that signing and execution thereof shall have been delegated to some other Officer or Agent of the Corporation by the Board of Directors or by the President.  The President shall be a member of the Board of Directors.  In general, the President shall perform all the duties and exercise all the powers and authorities incident to such office or as prescribed by the Board of Directors.

Section 403.       Vice Presidents.  The Vice Presidents shall perform such duties, do such acts and be subject to such supervision as may be prescribed by the Board of Directors or the President.  In the event of the absence or disability of the President or his/her refusal to act, one Vice President, shall perform the duties and have the powers and authorities of the President, except to the extent inconsistent with applicable law.

Section 404.       Secretary.  The Secretary shall act under the supervision of the Board of Directors.  Unless a designation to the contrary is made at a meeting, the Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and record all of the proceedings of such meetings in a book to be kept for that purpose.  The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the Board of Directors.  The Secretary shall keep a seal of the Corporation and when authorized by the Board of Directors or the President, cause it to be affixed to any documents and instruments requiring it.  An assistant Secretary may be designated to serve in the event of absence or disability of the Secretary.

Section 405.       Treasurer.  The Treasurer shall act under the supervision of the President or such other Officer as the President may designate.  The Treasurer shall have custody of the Corporation's funds and such other duties as may be prescribed by the Board of Directors, President or such other Supervising Officer as the President may designate.

Section 406.       Other Officers.  All other Officers shall perform such duties as shall be prescribed by the Board of Directors or the President.

Section 407.       Compensation.  Unless otherwise provided by the Board of Directors, the salaries and compensation of all Officers, except the President, shall be fixed by or in the manner designated by the President.

Section 408.       General Powers.  The Officers are authorized to do and perform such corporate acts as are necessary in the carrying on of the business of the Corporation, subject always to the direction of the Board of Directors.

ARTICLE V.  INDEMNIFICATION.

Section 501.  To the extent permitted by Section 410 of the Pennsylvania Business Corporation Law, and any amendments thereto, and sections relating thereto, Including the Directors' Liability Act, subject to Federal regulatory restrictions, the Board of Directors of the Corporation shall cause the Corporation to indemnify any person who was or is or is threatened to be made a party to any threatened, pending, or completed actions, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding, including any amount paid to the institution itself as a result of an action or suit by or in the right of the Corporation.

To the extent permitted by law, the Board of Directors of the Corporation shall cause the Corporation to purchase and maintain insurance on behalf of any person who is or was against any liability asserted against him or her and incurred by him or her in any such capacity, and arising out of his or her status as such.

Section 502.  A director of the Corporation shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless:

(1)	the director has breached or failed to perform the duties of his or her office under Section 8363 of the Directors' Liability Act (relating to standard of care and justifiable reliance); and

(2)	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Exception.
The provisions of this section shall not apply to:

(1)           the responsibility or liability of a director pursuant to any criminal statute; or

(2)	the liability of a director for the payment of taxes pursuant to local, State or Federal law.

ARTICLE VI.  SHARES OF CAPITAL STOCK.

Section 601.       Authority to Sign Share Certificates.  Every share certificate of the Corporation shall be signed by the President and by the Secretary or one of the Assistant Secretaries.  Certificates may be signed by a facsimile signature of the President and the Secretary or one of the Assistant Secretaries of the Corporation.

Section 602.       Lost or Destroyed Certificates.  Any person claiming a share certificate to be lost, destroyed or wrongfully taken shall receive a replacement certificate or uncertificated shares if such person shall have:  (a) requested such replacement certificate or uncertificated shares before the Corporation has notice that the shares have been acquired by a bona fide purchaser; (b) provided the Corporation with an indemnity agreement satisfactory in form and substance to the Board of Directors, or the President or the Secretary; and (c) satisfied any other reasonable requirements (including providing an affidavit and a surety bond) fixed by the Board of Directors, or the President or the Secretary.

Section 603.       Transfers.  Shares of stock shall be transferable on the books of the Corporation, and a transfer book shall be kept in which all transfers of stock shall be recorded.

Section 604.       Control-Share Acquisitions.  Subchapter G of Chapter 25 of the Pennsylvania Corporation Law of 1988 (Title 15 of the Pennsylvania Consolidated Statues) as enacted by Act 36 of 1990, approved April 27, 1990 shall not be applicable to this corporation.

Section 605.       Certificated and Uncertificated Shares.  Notwithstanding anything to the contrary herein, the Board of Directors may provide by resolution that some or all of any or all classes or series of the Corporation’s capital stock may be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.

           In the case of certificated shares, all certificates surrendered to the Corporation for transfer shall be cancelled and no new certificate or evidence of the issuance of uncertificated shares shall be issued until the former certificate for a like number of shares has been surrendered and cancelled.  In the case of uncertificated shares, proper transfer instructions for the number of shares involved shall be received before a new certificate or evidence of the issuance of uncertificated shares is issued thereof.

ARTICLE VII.  GENERAL.

Section 701.       Fiscal Year.  The fiscal year of the Corporation shall begin on the first (1st) day of January in each year and end on the thirty-first (31st) day of December in each year.

Section 702.       Record Date.  The Board of Directors may fix any time whatsoever (whether or not the same is more than fifty (50) days prior to the date of any meeting of shareholders, or the date for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or will go into effect, as a record date for the determination of the shareholders entitled to notice of, or to vote at any such meetings, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares.

Section 703.       Absentee Participation in Meetings.  One (1) or more Directors may participate in a meeting of the Board of Directors, or of a Committee of the Board, by means of a conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other.

Section 704.       Emergency Bylaws.  In the event of any emergency resulting from a nuclear attack or similar disaster, and during the continuance of such emergency, the following Bylaw provisions shall be in effect, notwithstanding any other provisions of the Bylaws:

(a)
A meeting of the Board of Directors or of any Committee thereof may be called by any Officer or Director upon one (1) hour's notice to all persons entitled to notice whom, in the sole judgment of the notifier, it is feasible to notify;

(b)	The Director or Directors in attendance at the meeting of the Board of Directors or of any Committee thereof shall constitute a quorum; and

(c)
These Bylaws may be amended or repealed, in whole or in part, by a majority vote of the Directors attending any meeting of the Board of Directors, provided such amendment or repeal shall only be effective for the duration of such emergency.

Section 705.       Severability.  If any provision of these Bylaws is illegal or unenforceable as such, such illegality or unenforceability shall not affect any other provision of these Bylaws and such other provisions shall continue in full force and effect.

ARTICLE VIII.AMENDMENT OR REPEAL.

Section 801.       Amendment or Repeal by the Board of Directors.  These Bylaws may be amended or repealed, in whole or in part, by a majority vote of members of the Board of Directors at any regular or special meeting of the Board duly convened.  Notice need not be given of the purpose of the meeting of the Board of Directors at which the amendment or repeal is to be considered.

Section 802.       Recording Amendments and Repeals.  The text of all amendments and repeals to these Bylaws shall be attached to the Bylaws with a notation of the date and vote of such amendment or repeal.

ARTICLE IX.  APPROVAL OF AMENDED BYLAWS AND RECORD
OF AMENDMENTS AND REPEALS.

Section 901.       Approval and Effective Date.  These Bylaws have been approved as the Bylaws of the Corporation this 20th day of December, 1983, and shall be effected as of said date.

  /s/ Robert G. Messinger
Robert G. Messinger, Secretary

Section 902.       Amendments or Repeals.

Section Involved	Date Amended or Repealed	Approved By
ARTICLE V	April 19, 1988	Shareholders
Section 604	July 23, 1990	Board of Directors
Section 202	May 28, 1991	Board of Directors
Sections 102, 105, 202, 212, 213, 602, and 605	December 21, 2009	Board of Directors